Exhibit 99.1

TOREADOR ANNOUNCES MANAGEMENT PROMOTIONS

DALLAS, TEXAS – (March 16, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) today announced three promotions in its exploration and production department. Michael J. FitzGerald was appointed Executive Vice President, Exploration and Production. Edward Ramirez was appointed Senior Vice President, Exploration and Production. William J. Moulton was appointed Vice President, Technical.

Nigel Lovett, President and Chief Executive Officer of Toreador, said, “I am delighted that the leaders of our technical team are being recognized for their importance to our company and for their success in adding significant oil and gas reserves to our assets. I particularly look forward to working with Mike FitzGerald and his colleagues in ensuring the future performance of our company and guiding our strategic focus.”

Michael J. Fitzgerald, 56, formerly Senior Vice President, Exploration and Production, joined Toreador in late 2001 as part of the acquisition of Madison Oil Company by Toreador. He was formerly Vice President, Exploration of Madison since 1992 and was one of the founders of Madison.

Mr. FitzGerald’s career began in 1972 as an exploration geologist for Texaco (now Chevron Texaco) in the U.S. Gulf Coast based in New Orleans. He also worked as an exploration geologist in the Appalachian region of the U.S. starting in 1975 for Consolidated Natural Gas Corporation in Clarksburg, West Virginia, and from 1976 through 1978 with General American Oil Company of Texas, focusing on the U.S. Gulf Coast.

In 1978, Mr. FitzGerald joined Dallas-based Triton Energy Corporation and through 1991 served as an exploration geologist, chief geologist and exploration manager in Europe, director of investor relations and corporate development, and manager of frontier exploration. He led the exploration team that discovered the Villeperdue Field and other discoveries in France in the mid 1980s.

Mr. FitzGerald is a 1972 graduate of the University of Notre Dame (South Bend, Indiana) with a bachelor of science in geology. He is a member of the American

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Association of Petroleum Geologists (AAPG) and a Certified Petroleum Geologist as recognized by the Division of Professional Affairs of the AAPG.

Edward Ramirez, 56, formerly Vice President, Technical, joined Toreador in 2001 as part of the acquisition of Madison by Toreador. Mr. Ramirez began his career in 1974 as an interpretation geophysicist with Mobil Oil Corporation (now ExxonMobil), working primarily on evaluation of seismic data in East Asia and the U.S. Gulf of Mexico. He joined Triton Energy Corporation in 1980 and served as a geophysicist and geophysical manager through 1989. During his service at Triton he was part of the team that discovered the Villeperdue Field in France and the Cusiana/Cupiagua Fields in Colombia.

From 1989 through 1993 Mr. Ramirez was an international marketing manager and international coordinator at Schlumberger/Geco-Prakla in Houston, Texas. In 1993 he joined Madison Oil Company as Vice President-Technical.

Mr. Ramirez received a Master of Science graduate degree in Geophysics in 1974 and a Bachelor of Science degree in Physics in 1972 from the University of Miami (Coral Gables, Florida). He is a Professional Geoscientist registered in Texas and a Certified Petroleum Geophysicist as recognized by the Division of Professional Affairs of the AAPG.

William J. Moulton, 48, formerly Senior International Geophysicist, joined Toreador in early 2007. Prior to joining Toreador, he was a consultant to Toreador on the South Akcakoca Sub-basin project in the Turkish Black Sea since mid-2004.

Mr. Moulton’s career began in 1982 with Enserch Exploration (now Newfield Exploration) as an exploration geophysicist in Dallas. His career with Enserch included assignments in the Gulf Coast, West Texas, Mid-Continent and Frontier areas of the U.S. In 1997 and 1998, Mr. Moulton was an exploration geophysicist with Snyder Oil Corporation (now Devon Energy) assigned to the U.S. Gulf Coast. In 1999, Mr. Moulton was manager of advanced imaging services for Geotrace Technologies. Beginning in 2000, he was a geophysical consultant to the petroleum industry.

Mr. Moulton graduated with a Bachelor of Science degree in Geology in 1981 from Texas Tech University (Lubbock, Texas). He is a member of the American Association of Petroleum Geologists, Society of Exploration Geophysicists, and the Society of Independent Professional Earth Scientists. Mr. Moulton is a Professional

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Geoscientist registered in Texas and a Certified Petroleum Geophysicist as recognized by the Division of Professional Affairs of the AAPG.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net